Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated April 24, 2009, relating to the financial statements of PIMCO 1-3 Year U.S. Treasury Index Fund which appear in such Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

Kansas City, Missouri

May 26, 2009